UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934

Check the appropriate box:

[x] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ] Definitive Information Statement

Quantitative Group of Funds

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
    Rule                      0-11 (set forth the amount on which the filing fee is calculated and state how it wasdetermined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify thefiling for which the offsetting fee was paid previously. Identify the previous filing by registrationstatement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

[IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.quantfunds.com]

QUANTITATIVE GROUP OF FUNDS
d/b/a Quant Funds

55 Old Bedford Road, Suite 202

Lincoln, Massachusetts  01773

INFORMATION STATEMENT

April_, 2011

This Information Statement provides information regarding the new sub-adviser for Quant Quality Fund (formerly, Quant Long/Short Fund) (the “Fund”), a portfolio series of Quantitative Group of Funds d/b/a Quant Funds (the “Trust”).

At a meeting on January 19, 2011 (the “Meeting”), the Board of Trustees of the Trust (the “Board”), including those Trustees who are not “interested persons” of the Trust or any of its series (the “Independent Trustees”), approved a sub-advisory agreement between Quantitative Investment Advisors, Inc., the Fund’s investment adviser (the “Manager”), and Columbia Partners, L.L.C., Investment Management (“Columbia”) with respect to the Fund (the “Advisory Agreement”). The Manager entered into the Advisory Agreement on January 27, 2011.

This Information Statement provides information about Columbia, and discusses the terms of, and the Board’s considerations in approving, the Advisory Agreement. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Exemptive Order”) issued by the Securities and Exchange Commission (the “SEC”), under which the Manager is permitted, subject to supervision and approval of the Board, to enter into and materially amend sub-advisory agreements with unaffiliated sub-advisers without seeking shareholder approval. As a condition of the Exemptive Order, the Manager and the Trust are required to furnish shareholders with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION ABOUT THE TRUST, THE FUND AND THE MANAGER

The Trust

The Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts. The Trust currently consists of five separate portfolio series, or funds. In addition to the Fund, the Trust consists of the following funds: Quant Small Cap Fund, Quant Emerging Markets Fund, Quant Foreign Value Fund and Quant Foreign Value Small Cap Fund.  In addition to the Fund, Columbia currently serves as sub-adviser with respect to Quant Small Cap Fund.

The Fund

The Fund’s investment objective is long-term growth of capital.  As described in the supplement to the Fund’s prospectus dated February 4, 2011, the Fund changed its investment strategy concurrently with the change of its investment sub-adviser.  The Fund currently pursues its objective by investing at least 80 percent of its net assets (plus any borrowings for investment purposes) in common stocks of U.S. issuers.  The Fund mainly invests in stocks of large companies generally with greater than $1 billion in market capitalization, at time of purchase.  However, there is no minimum market capitalization for companies whose securities the Fund may purchase.  To manage the Fund’s portfolio, the Manager, in consultation with the Fund’s sub-advisor, periodically selects a portfolio of securities organized as a mutual fund (the “target portfolio”) and then purchases and sells Fund assets such that the Fund’s portfolio generally holds the same securities and in the same percentages as the target portfolio as of the end of the target portfolio’s most recent fiscal quarter.

In selecting a target portfolio for the Fund, the Manager considers, among other things, whether: the target portfolio may be easily replicated by the Fund; the Fund’s purchases and sales of portfolio securities may potentially impact the management of the target portfolio; the target portfolio’s investment objective and investment policies are compatible with the Fund’s investment objective and investment policies; the target portfolio historically has a low rate of turnover; the target portfolio historically has had strong performance; the target portfolio’s investment adviser has a solid reputation within the financial services industry; and the target portfolio’s investment adviser generally uses a quantitative investment approach to manage the target portfolio. If the Fund’s assets significantly increase, the Fund may select more than one target portfolio.

The Manager

The Manager serves as the manager to each fund of the Trust, including the Fund, pursuant to an amended and restated management contract with the Trust.  The Manager, under its management contract with the Trust, has ultimate responsibility to oversee Columbia and recommend its hiring, termination and replacement, subject to the oversight of the Board.

The Manager is a Delaware corporation and an investment adviser registered with the SEC. Its principal business address is 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773. The Manager is an affiliate of U.S. Boston Capital Corporation, the Trust’s distributor. Willard L. Umphrey, CFA, President and Trustee of the Trust, Leon Okurowski, Treasurer of the Trust, individually and jointly with their spouses, together own the Manager’s outstanding voting securities.  Messrs. Umphrey and Okurowski also are affiliates of U.S. Boston Capital Corporation.

The following chart provides information about the Manager’s owners and its directors and officers who are also officers of the Trust:

Name	Position with the Manager	Position with the Trust
Willard L. Umphrey	President	Trustee, President, Chairman

Leon Okurowski	Treasurer	Vice President, Treasurer

Deborah A. Kessinger	Senior Counsel, Chief Compliance Officer	Assistant Clerk, Chief Compliance Officer

Diane Hunt	Controller	Assistant Treasurer

The Fund pays the Manager a monthly fee at an annual rate of 1.00 percent of the Fund’s average daily net assets. Until July 31, 2012, the Manager has contractually agreed to waive its management fee to an annual rate of 0.85 percent of the Fund’s average daily net assets, if the Fund’s net assets are $100 million or less, and to an annual rate of 0.75 percent of the Fund’s average daily net assets if the Fund’s net assets are greater than $100 million.  Except with respect to the impact of the Manager’s contractual fee waiver, the change of the Fund’s sub-adviser to Columbia will not result in a change to the fee that the Manager receives from the Fund.

The following table shows the advisory fee paid to the Manager and the sub-advisory fees paid by the Manager to the Fund’s sub-advisers during the twelve-month period ended March 31, 2011, the Fund’s most recent full fiscal year.

Advisory Fee Paid to the Manager	Advisory Fees Paid to the Manager as a % of Average Net Assets of the Fund	Sub-Advisory Fees Paid by the Manager to the Sub-Advisers	Sub-Advisory Fees Paid by the Manager to the Sub-Advisers as a % of Average Net Assets of the Fund

	$0.__%		$0.__%

INFORMATION ABOUT THE NEW ADVISER

Generally

Columbia is an investment adviser registered with the SEC. Columbia is located at 5425 Wisconsin Avenue, Suite 700, Chevy Chase, Maryland 20815.  Employees of Columbia own 80 percent of its shares, with the remaining 20 percent owned by Galway Capital Management, L.L.C.  As of [February 28, 2011], Columbia’s assets under management were approximately $[2.5] billion.

No officer or Trustee of the Fund is a director, officer or employee of Columbia. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in Columbia or any other person controlling, controlled by or under common control with Columbia. Since [March 31, 2011,] none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Columbia or any of its affiliates was or is to be party.

Principal Officers

The principal executive officers of Columbia and their principal occupations are as follows:

Name	Principal Occupation

Robert A. von Pentz, CFA	Chairman, Management Committee and Chief Investment Officer

K. Dunlop Scott	President, Managing Principal, Chief Operating Officer, Chief Compliance Officer

Steven J. Binder	Managing Principal, Director of Client Relations

Rhys H. Williams	Principal, Senior Equity Portfolio Manager

The business address of each principal officer of Columbia is 5425 Wisconsin Avenue, Suite 700, Chevy Chase, Maryland 20815.

Other Management Activities

Columbia does not manage the assets of any registered investment company with an investment objective or strategy similar to the Fund’s.

Terms of the Advisory Agreement

Under the Advisory Agreement, the Manager periodically provides Columbia with the portfolio holdings of the Fund’s target portfolio.  Columbia has approximately five business days in which to purchase and sell Fund portfolio securities, and at the conclusions of such period, the Fund is expected to hold substantially the same issues as the target portfolio and in substantially the same percentages of net assets as the target portfolio, determined without regard to holdings of cash and short-term investments. Columbia also is responsible for managing any cash and short-term instruments held by the Fund.  Under the Advisory Agreement, the Manager is responsible for the selection of the target portfolio, changing the target portfolio and designating one or more additional target portfolios.  The Manager also is responsible for designating what portion of the assets of the Fund are to be held in securities and what portion will be held in cash or short-term instruments, including money market funds.

The Advisory Agreement became effective on January 27, 2011and will remain in effect for an initial two-year period.  Thereafter, the Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of Independent Trustees, or by the vote of the shareholders of a majority of the outstanding shares of the Fund.

The Advisory Agreement automatically will terminate upon its assignment and may be terminated without penalty at any time by the Trust or Manager on not less than 30 days’ written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund. Columbia also may terminate the Advisory Agreement without penalty upon 150 days' written notice to the Manager.

Under the Advisory Agreement, Columbia will receive annually compensation in an amount equal to 0.10 percent of the first $100 million of the Fund’s average daily net assets, 0.08 percent of the Fund’s next $150 million in average daily net assets, and 0.06 percent of the Fund’s average daily net assets in excess of $250 million, with an annual minimum of $100,000.  The Manager is responsible for all fees payable to Columbia for Columbia’s services as the sub-adviser to the Fund. The Fund is not responsible for the payment of any portion of such fees. Accordingly, the appointment of Columbia to the Fund does not affect the management fees paid by the Fund or the Fund’s shareholders.

A copy of the form of sub-advisory agreement between the Manager and Columbia is attached as Exhibit A to this Information Statement.

Terms of the Previous Sub-Advisory Agreement

Under the sub-advisory agreement relating to the Fund (the “Previous Advisory Agreement”) with Analytic Investors, LLC (the “Previous Adviser”), the sub-adviser immediately preceding Columbia, the Previous Adviser managed the day-to-day operations of the Fund and provided a continuous investment program, including investment research and management for all securities, investments and cash equivalents that are purchased, retained or sold by the Fund. The Previous Adviser’s investment strategy was a long-short strategy and was significantly different from the Fund’s current investment strategy.  The Previous Adviser also was responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund and provided various other services in accordance with the Fund's investment objective, policies and restrictions and the description therein of its investment strategy and style.

The Previous Advisory Agreement automatically would have terminated upon its assignment and could have been terminated without penalty at any time by the Trust or the Manager on terms substantially similar to the termination terms of the Advisory Agreement, that is, on not less than 30 days' written notice, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund, and the Previous Adviser also could have terminated the Previous Advisory Agreement without penalty upon 150 days' written notice to the Manager.

The fees paid to the Previous Adviser under the Previous Advisory Agreement differ from those paid to Columbia under the Advisory Agreement.  Under the Previous Advisory Agreement, the Previous Adviser received an annual sub-advisory fee of 0.45 percent of the Fund’s average daily net assets up to $100 million and of 0.40 percent for assets $100 million and above.

The Board, on the recommendation of the Manager, voted in November and December 2010 to terminate the Previous Advisory Agreement as well as to change the Fund’s investment strategy.  The Previous Advisory Agreement was terminated on January 27, 2011.

BOARD CONSIDERATION

Prior to approving the appointment of Columbia as sub-adviser to the Fund and the sub-advisory agreement between the Manager and Columbia with respect to the Fund, the Independent Trustees completed a review of information requested by the Independent Trustees from the Manager and Columbia, including the following: (a) information provided by Columbia in connection with the annual contract review of the Quant Small Cap Fund; (b) information regarding the expected decrease in the expense ratio of the Fund following the implementation of the new strategy; (c) descriptions of the qualifications of the investment personnel proposed to be responsible for managing the Fund, the structure of their compensation and their responsibilities with respect to managing other accounts or mutual funds; (d) descriptions of the services to be provided to the Fund, including the investment strategies and techniques to be used by Columbia in managing the Fund; (e) other information relevant to an evaluation of the nature, extent and quality of the services expected to be provided by; and (f) the Manager’s recommendation that Columbia be appointed to serve as the sub-adviser to the Fund that the Sub-Advisory Agreement be approved.

The Independent Trustees relied upon the advice of independent counsel and their own business judgment in determining the material factors to be considered in evaluating the appointment of Columbia and the weight to be given to each such factor.  The conclusions reached by the Independent Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor.  Moreover, each Independent Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the appointment of Columbia.

Nature, Quality and Extent of Services Provided. In considering whether to approve the appointment of Columbia as sub-adviser to the Fund and the Sub-Advisory Agreement, the Board evaluated the nature, extent and quality of services expected to be provided to the Fund by Columbia.  The Board considered the investment management and related services to be provided by Columbia, including the quantity and quality of the resources available to provide such services.  Among other things, the Board considered information provided by the Manager and Columbia as to the operations, facilities, organization and personnel of Columbia, and information provided by the Manager and Columbia describing the qualifications and experience of the individuals who would be responsible for performing various investment related services to the Fund.  The information included considered included information provided at the meeting and certain information previously provided by Columbia to the Board in connection with the renewal of its sub-advisory agreement with the Manager with respect to another fund of the Trust.  The Board also considered whether Columbia had the capabilities, resources and personnel necessary to provide advisory services to the Fund, including those services that would be expected as a result of the proposed change to the Fund’s principal investment strategies, and concluded that it did. The Board also considered the quality of the compliance program of Columbia based on Columbia’s current role serving as the sub-advisor with respect to another fund of the Trust.  Additionally, the Board considered the demonstrated ability of Columbia to work cooperatively with the Manager and the officers of the Trust on investment, compliance and administrative matters relating to the Fund.

The Board concluded that it was satisfied with the nature, extent and quality of services expected to be provided by Columbia.

Investment Performance. The Board considered the Fund’s recent underperformance relative to its benchmark index under the previous long/short strategy and that the Manager and Columbia would be implementing a new strategy.  The Board considered Columbia’s record of performance with respect to the other Fund of the Trust for which it serves as sub-adviser.  Additionally, the Board considered the Manager’s statement that it was not aware of any other registered open-end management investment company that pursued the same strategy as the Fund, and that Columbia had not previously managed an account using this strategy, and thus, comparative investment performance was not available.

Sub-advisory Fees and Expenses. The Board considered the contractual investment advisory fee rates payable by the Fund to the Manager, the contractual sub-advisory fee rates payable by the Manager to Columbia for sub-advisory services and the total expense ratio of the Fund before and after the expected appointment of Columbia.  The Board also considered information regarding fees charged by Columbia to certain other funds and accounts, the differences between those funds/accounts and the proposed strategy of the Fund.  The Trustees noted that Columbia does not currently manage an index strategy or any strategy substantially similar to the Fund.  The Trustees also noted that the Fund's total expense ratio is expected to decrease once the new strategy is fully implemented.  After reviewing the foregoing information, and in light of the nature, extent and quality of the services expected to be provided by Columbia, the Board concluded that the sub-advisory fee is fair and reasonable.

Profitability.  The Board did not consider the profitability of Columbia to be a material factor based on the representation from the Manager that it negotiated the sub-advisory fee with Columbia on an arm’s-length basis.

Economies of Scale. The Board considered the extent to which economies of scale can be expected to be realized by Columbia, on the one hand, and the Fund, on the other hand, as the assets of the Fund increase. In this regard, the Trustees noted that the fee levels and breakpoints contained in the proposed management fee, including the proposed management fee waiver, and the proposed sub-advisory fee would not result in any increase in expenses to the Fund at increased asset levels.  The Trustees also noted that the proposed management fee arrangements would be expected to result in higher revenues to the Manager at current and expected increased future asset levels, but that those increases in revenues would be expected to be offset, at least in part, by expected increases in the costs to the Manager of overseeing the Fund and selecting and monitoring the target portfolio.  Based on the foregoing, the Board concluded that the proposed fee schedule, including the breakpoints in the sub-advisory fee, was acceptable.

Other Benefits to the Sub-Adviser. The Board considered the incidental, or “fall-out,” benefits that would accrue to Columbia and any of its affiliates by virtue of its relationship to the Fund.  The Board noted that Columbia had stated that it did not intend to use any soft dollar commission arrangements with respect to Fund transactions.  The Board concluded that incidental benefits were reasonable.

Conclusion.  Based on its evaluation of all material factors and assisted by the advice of independent counsel, the Board of Trustees, including the Independent Trustees, concluded that the sub-advisory fee to be paid to Columbia is fair and reasonable, and that the Sub-Advisory Agreement with Columbia should be approved.

ADDITIONAL INFORMATION ABOUT THE TRUST AND THE FUND

Affiliated Brokerage Commissions

For the fiscal year ended March 31, 2011, the Fund paid no commissions to brokers affiliated with Columbia or the Fund’s sub-adviser.

Administrative and Accounting Services

Shares of the Fund are offered on a continuous basis and are distributed through U.S. Boston Capital Corporation, 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773.  U.S. Boston Capital Corporation is under common control with the Manager.

Quantitative Investment Advisors, Inc., 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, in addition to serving as the investment manager to the Fund, also serves as the manager to the other funds of the Trust and the transfer agent and administrator for the Trust.

For the twelve-month period ended [March 31, 2011], the aggregate amount of fees paid by the Fund to the Manager and its affiliated persons (including U.S. Boston Capital Corporation) for services provided to the Fund other than investment management fees [and any brokerage commissions paid to affiliated brokers] was $_________.  The Manager and its affiliated persons have continued to provide those services after the Advisory Agreement was approved.

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 is the custodian of the Trust’s portfolio securities and cash.  State Street Bank and Trust Company is not an affiliate of the Manager.

Tait, Weller & Baker LLP, 1818 Market Street, Suite 2400, Philadelphia, Pennsylvania 19103 serves as independent registered public accounting firm for the Trust.

McLaughlin & Hunt LLP, Ten Post Office Square, 8th Floor, Boston, Massachusetts 02109 serves as counsel to the Trust.

Outstanding Shares and Ownership of Shares

Shares of the Fund issued and outstanding as of [February 28, 2011] are indicated in the following table:

Fund	# of Shares

Quant Quality Fund

Ordinary Shares

Institutional Shares

Principal Shareholders of the Fund

As of [February 28, 2011], the following persons beneficially owned more than 5 percent of the outstanding shares of a Class of the Fund as indicated below:

Name of Shareholder and Address	Class	# of Shares of Class	Percentage of Class

%

%

%

%

%

%

%

%

Ownership by Trustees and Officers of the Trust

As of [February 28, 2011], the following Trustees and officers of the Trust beneficially owned the following amounts and percentages of shares of the Fund as indicated below:

Name of Trustee/Officer and Title	Class	# of Shares of Class	Percentage of Class

%

%

%

%

REPORTS AVAILABLE

Copies of the Fund’s financial report will be furnished without charge upon request. To request, free of charge, the annual report and the most recent semi-annual report succeeding the annual report, if any, or other information about the Fund, you may write the Funds at 55 Old Bedford Road, Suite 202, Lincoln, Massachusetts 01773, call the Funds at 800-326-2151[or visit the Funds’ website at www.quantfunds.com].  [To reduce expenses, only one copy of the Fund’s annual report or information statement, as applicable, may be mailed to households, even if more than one person in a household is a Fund shareholder.] Call the Fund at the above number if you need additional copies of the annual report or information statement or if you do not want the mailing of these documents to be combined with those for other members of your household.

Exhibit A

[Copy of Form of Investment Advisory Agreement between the Manager and Columbia]